Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-289922, 333-279211, 333-269638, 333-261036, 333-228297, 333-207987, 333-190935, 333-186480, 333-180126, 333-172173, and 333-166403) of Alpha and Omega Semiconductor Limited of our report dated August 23, 2024 (August 28, 2025, as to the effects of the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, described in Note 13), relating to the consolidated financial statements, and the financial statement schedule of Alpha and Omega Semiconductor Limited, appearing in this Annual Report on Form 10-K of Alpha and Omega Semiconductor Limited for the year ended June 30, 2026.

/s/ BAKER TILLY US, LLP
Santa Clara, California

August 27, 2026